UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2015

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

205 Carriage Street, Guin, AL	35570
(Address of principal executive offices)	(Zip code)

(205) 468-8400

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “Deer Valley” and the “Company” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc., an Alabama corporation; Deer Valley Financial Corp., a Florida corporation; and Deer Valley Home Repair Services, Inc., a Florida corporation.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of April 15, 2015, each of Timothy E. Brog, Kevin A. Cavanaugh, and Julius Bloomston resigned as a director of the Company. The resignations of Messrs. Brog, Cavanaugh, and Bloomston are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Messrs. Brog and Bloomston were members of the Audit Committee of the board of directors of the Company at the time of their resignation.

By resolution of the Board of Directors at a meeting on April 21, 2015, the remaining directors appointed and elected Tony Bonidy, Lodovico de Visconti, and Ron Frank to fill the vacancies created by the resignations of Messrs. Brog, Cavanaugh, and Bloomston. Mr. Bonidy was appointed to the Company’s Compensation Committee and Nominating Committee. Mr. de Visconti was appointed to the Company’s Audit Committee. Mr. Frank was appointed to the Company’s Audit Committee and Compensation Committee. Each of Messrs. Bonidy’s and de Visconti’s acceptance of the appointments is effective as of April 21, 2015. Mr. Frank’s acceptance of the appointment is subject to review by his personal legal counsel.

There are no arrangements, understandings or any material plans, contracts or arrangements regarding Messrs. Bonidy, de Visconti, and Frank that require disclosure. There are no transactions, during the last two (2) fiscal years, and there are no proposed transactions to which the Company or its subsidiaries was or is to become a party, and the amount involved exceeds $120,000.00, in which Messrs. Bonidy, de Visconti, and Frank, the new directors, or members of their immediate families had, or is to have, a direct or indirect material interest.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K: None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	/s/ John S. Lawler
Name:	John Steven Lawler
Title:	Chief Financial Officer
Dated:	April 21, 2015

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